November 19, 1996




Florida Limited Term Portfolio,
   Smith Barney Muni Funds,
          388 Greenwich Street,
             New York, New York  10013.

Florida Portfolio,
   Smith Barney Muni Funds,
          388 Greenwich Street,
             New York, New York  10013.

Ladies and Gentlemen:

          We have acted as counsel to Smith Barney Muni Funds, a Massachusetts business trust (the "Fund"), in connection with the Plan of Reorganization (the "Plan"), included as Exhibit A to the Fund's Registration Statement on Form N-14, between the Florida Limited Term Portfolio ("Target") and the Florida Portfolio ("Acquiror"), each a series of the Fund, and we render this opinion to you pursuant to Section 3.4 of the Plan. Capitalized terms not defined herein have the meanings specified in the Agreement.

          For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of (i) the statements and representations contained in the Agreement and in the Prospectus/Proxy Statement to be distributed to the shareholders of Target in connection with the Reorganization and (ii) the statements and representations contained in the letter of representation from the Fund to us dated November [15], 1996. With your consent, we have not attempted to verify independently the accuracy of any information in these documents and have assumed that the statements and representations contained therein will be true on the Closing Date. In addition, in connection with this opinion, we have assumed, with your consent, that the Reorganization will be effected in accordance with the Agreement.

          On the basis of the foregoing, and our consideration of such other matters as we have considered necessary, we advise you that, in our opinion:

          1. The Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and each of Target and Acquiror will be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

          2. Acquiror will not recognize gain or loss upon the receipt of Target assets in exchange solely for Acquiror shares and the assumption of certain Target liabilities.





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          3. Target will not recognize gain or loss upon the transfer of Target assets in exchange solely for Acquiror shares and the assumption of certain Target liabilities, or upon the distribution (whether actual or constructive) of Acquiror shares to Target shareholders.

          4. Target shareholders will not recognize gain or loss upon the exchange, pursuant to the Reorganization, of their Target shares for Acquiror shares or upon the assumption by Acquiror of certain Target liabilities.

          5. The basis of Acquiror shares to be received by Target shareholders pursuant to the Reorganization will be the same as the basis of Target shares surrendered in exchange therefor, and the holding period of Acquiror shares to be received by Target shareholders will include the holding period of Target shares surrendered in exchange therefor (provided that Target shares are capital assets in the hands of such shareholders on the Closing Date).

          6. The basis of Target assets to be acquired by Acquiror will be the same as the basis of such assets to Target immediately prior to the Reorganization, and the holding period of Target assets to be acquired by Acquiror will include Target's holding period therefor.





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          We express no opinion as to the effect of the Reorganization on
Acquiror, Target or Target shareholders in respect of any asset as to which unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of each year under a mark-to-market system of accounting. In addition, no opinion is expressed as to any other Federal income tax consequence that might result from the payment of expenses of the Reorganization by the distributor of Acquiror and Target.

          The tax consequences described above may not apply to Target shareholders that acquired shares upon the exercise of employee stock options or otherwise as compensation, that hold their shares as part of a "straddle" or "conversion transaction" or that are insurance companies, securities dealers, financial institutions or foreign persons.

                                                               Very truly yours,